EXHIBIT 23.1

EXHIBIT 23.1–CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-101638, 333-101639 and 333-122110) pertaining to the various stock option, employee stock purchase, and other plans of Neogen Corporation and subsidiaries of our report dated December 2, 2005, with respect to the financial statements of UCB FD Bioproducts (a Division of the UCB Group) as of December 31, 2004 and for the year then ended, included in this Current Report on Form 8-K/A dated March 1, 2006.

/s/ ERNST & YOUNG, S.L.

Barcelona, Spain

February 27, 2006